Exhibit 99.1

Criteo Completes Acquisition of HookLogic

New York – November 10, 2016 – Criteo (NASDAQ: CRTO), the performance marketing technology company, today announced that the transaction to acquire HookLogic was completed on November 9, 2016.

“The addition of both the HookLogic team and technology to our business, along with the recent launch of Predictive Search, enables Criteo to focus on delivering more value to brand manufacturers and retailers, providing them with a full portfolio of performance marketing solutions,” said Eric Eichmann, Criteo CEO. “We are excited that these solutions, leveraging the power of our network and state-of-the-art technology, will help retailers compete on equal terms with the largest ecommerce platforms.”

HookLogic strengthens Criteo’s performance marketing platform and furthers its efforts of delivering seamless and accountable performance across the consumer journey for a cohesive and personalized advertising experience. Already, many of the largest retailers, ecommerce players, and travel companies choose Criteo as their primary performance marketing partner. With HookLogic, Criteo will continue to expand its performance marketing business to brand manufacturers and build future performance marketing products.

HookLogic will become part of the Criteo family of solutions with immediate effect.

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About HookLogic
HookLogic, the pioneer of performance marketing for brands, partners with the world’s leading retailers and online travel agencies to accelerate sales for product brands and hotels. Advertisers use the platform to reach in-market shoppers, drive traffic to products, and attribute resulting sales. Network partners and advertisers include Walmart, Tesco, Target, Asda, Best Buy, Macy’s, Expedia, Hasbro, Intel, LG, L’Oreal, Mondelez, Philips, Microsoft and Marriott. HookLogic is headquartered in New York, with offices in Ann Arbor, Mich.; Santa Monica, Calif.; London, Paris, São Paulo, Toronto and the Netherlands. For more information, please visit www.hooklogic.com or call (646) 467-8200.

For more information, please visit www.hooklogic.com.

About Criteo

Criteo (NASDAQ: CRTO) delivers personalized performance marketing at an extensive scale. Measuring return on post-click sales, Criteo makes ROI transparent and easy to measure. Criteo has over 2,200 employees in 30 offices across the Americas, EMEA and Asia-Pacific, serving 13,000 advertisers worldwide and with direct relationships with 17,500 publishers.

For more information, please visit www.criteo.com.

Special Note

Statements that relate to future results and events are forward-looking statements based on Criteo’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and assumptions include the possibility that projected benefits may not materialize as expected; that Criteo is unable to successfully implement the plans, strategies and objectives of management for future operations, including the execution of integration strategies; and other risks that are described in Criteo’s Securities and Exchange Commission reports. Criteo undertakes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Emma Ferns                         Edouard Lassalle
Global Public Relations Director            Head of Investor Relations
e.ferns@criteo.com                     e.lassalle@criteo.com